Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND
REPORTS 2011 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, February 22, 2012 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months and year ended December 31, 2011.

“We made substantial progress with our drug pipeline in 2011, highlighted by the positive results obtained from clinical studies of LX4211 in diabetes and LX1032 in carcinoid syndrome,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.” “Our research has continued to reveal the favorable physiological effects that are triggered by therapy with these investigational drug candidates.”

Key Developments

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LX4211: Enrollment is complete for the ongoing 12-week Phase 2b study of LX4211, a dual inhibitor of sodium-glucose cotransporters 1 and 2, with top-line data expected by mid-2012. In 2011, Lexicon reported data from a clinical study in which LX4211 demonstrated a favorable safety profile and beneficial effects on multiple parameters of glycemic control and cardiovascular health in healthy subjects, including decreased postprandial glucose levels without hypoglycemia, and substantially reduced triglycerides. Lexicon also presented data from a previous mechanistic study in patients with type 2 diabetes at the annual meeting of the European Association for the Study of Diabetes, which demonstrated that a single dose of LX4211 significantly increased circulating levels of GLP-1 (active and total) and PYY, important regulators of glycemic and appetite control. In addition, Lexicon completed a single dose mechanistic and pharmacokinetic study in combination with sitagliptin (Januvia®) that demonstrated complementary effects, increasing active GLP-1 and lowering post-prandial glucose. Lexicon is initiating a study in type 2 diabetes patients with renal impairment.

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Telotristat etiprate (LX1032): Telotristat etiprate, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels, showed evidence of efficacy across several endpoints in carcinoid syndrome. Benefits included reductions in bowel movement frequency, decreased urinary 5-HIAA (a biomarker of serotonin synthesis) and improvements in patient-reported relief of symptoms. Results from the placebo-controlled Phase 2 clinical trial were presented at the annual meeting of the North American Neuroendocrine Tumor Society. Also reported were preliminary data from an ongoing open-label Phase 2 trial, which suggest that telotristat etiprate is producing sustained benefits, including improvements in bowel movement frequency, flushing episode frequency, urinary 5-HIAA levels, and adequate relief of gastrointestinal symptoms. The drug candidate has demonstrated a favorable safety profile in both studies to date. In addition to the ongoing development of telotristat etiprate for carcinoid syndrome, Lexicon has initiated a Phase 2, proof-of-concept trial in patients with ulcerative colitis. Lexicon is currently planning for FDA and EMA meetings as well as making preparations for registrational trials of telotristat etiprate in carcinoid syndrome.

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LX1033: In a Phase 1 study in healthy volunteers, LX1033, a serotonin synthesis inhibitor being developed as a treatment for irritable bowel syndrome (IBS), produced reductions in a biomarker of serotonin production (5‑HIAA) comparable to those seen with an earlier clinical compound (LX1031), but with substantially lower and less frequent dosing. Results from a Phase 2 study published in the August 2011 issue of the journal Gastroenterology showed that LX1031 was well tolerated and provided clinical benefit to patients with non-constipating IBS, demonstrating improvements in a global assessment of adequate relief from IBS pain and discomfort and in stool consistency, with symptom relief correlating with reductions in the 5-HIAA biomarker. Like LX1031, LX1033 acts locally in the gastrointestinal tract to reduce serotonin production by inhibiting tryptophan hydroxylase, a key enzyme in the biosynthesis of serotonin. Lexicon has recently initiated a Phase 2 study of LX1033 in patients with IBS.

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LX2931: Previously-reported Phase 2a results of LX2931, an inhibitor of sphingosine-1-phosphate lyase, demonstrated a favorable safety profile at all doses tested and suggest that rheumatoid arthritis patients treated with 150 mg of LX2931 once daily showed improvement in the primary efficacy endpoint of the study, the percentage of patients achieving an American College of Rheumatology 20 (ACR20) response at week 12. Lexicon initiated a dose-ranging study to explore higher doses of LX2931 in rheumatoid arthritis patients, with results anticipated in the second quarter of 2012.

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LX7101: In the fourth quarter of 2011, Lexicon filed an investigational new drug application for LX7101, and expects to commence a proof-of-concept clinical trial in patients with glaucoma in the first quarter of 2012. LX7101 acts through a novel mechanism of action that decreases intraocular pressure by allowing more fluid to flow through the trabecular meshwork of the anterior chamber of the eye.

Financial Results

Revenues: Lexicon's revenues for the three months ended December 31, 2011 decreased 73 percent to $0.3 million from $1.3 million for the corresponding period in 2010. For the year ended December 31, 2011, revenues decreased 62 percent to $1.8 million from $4.9 million for the corresponding period in 2010.

Research and Development Expenses: Research and development expenses for the three months ended December 31, 2011 increased 54 percent to $28.1 million from $18.3 million for the corresponding period in 2010, primarily due to an increase in external manufacturing, clinical research and development costs. For the year ended December 31, 2011, research and development expenses increased 17 percent to $91.8 million from $78.5 million for the corresponding period in 2010.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. For the three months ended December 31, 2011, the increase in fair value of the Symphony Icon purchase liability was $1.6 million, consistent with the corresponding period in 2010. For the years ended December 31, 2011 and 2010, the increase in fair value of the Symphony Icon purchase liability was $6.8 million and $2.7 million, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended December 31, 2011 increased four percent to $4.0 million from $3.9 million for the corresponding period in 2010. For the year ended December 31, 2011, general and administrative expenses decreased 11 percent to $17.4 million from $19.4 million for the corresponding period in 2010.

Consolidated Net Loss: Net loss for the three months ended December 31, 2011 was $33.8 million, or $0.10 per share, compared to a net loss of $23.0 million, or $0.07 per share, in the corresponding period in 2010. Net loss for the year ended December 31, 2011 was $116.2 million, or $0.34 per share, compared to a net loss of $101.8 million, or $0.34 per share, for the corresponding period in 2010. For the three months and year ended December 31, 2011, net loss included non-cash, stock-based compensation expense of $1.4 million and $5.7 million, respectively. For the three months and year ended December 31, 2010, net loss included non-cash, stock-based compensation expense of $1.5 million and $5.5 million, respectively.

Cash and Investments: As of December 31, 2011, Lexicon had $281.7 million in cash and investments, as compared to cash and investments of $144.2 million as of September 30, 2011 and $211.1 million as of December 31, 2010.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for 2011 and financial guidance for 2012 at 11:00 a.m. Eastern Time on February 22, 2012. The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international). The conference ID for all callers is 53392469. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through March 23, 2012.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug programs in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX1031, LX1032, LX1033, LX2931, LX4211 and LX7101, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX1031, LX1032, LX1033, LX2931, LX4211 and LX7101. In addition, this press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX1031, LX1032, LX1033, LX2931, LX4211and LX7101 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Senior Director, Corporate Communications and Investor Relations
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$320	$754	$1,632	$4,191
Subscription and license fees	23	499	217	717
Total revenues	343	1,253	1,849	4,908
Operating expenses:
Research and development, including stock-based compensation of $769, $804, $3,249 and $3,170, respectively	28,107	18,252	91,828	78,520
Increase in fair value of Symphony Icon, Inc. purchase liability	1,568	1,565	6,766	2,710
General and administrative, including stock-based compensation of $584, $716, $2,458 and $2,308, respectively	4,010	3,861	17,350	19,396
Total operating expenses	33,685	23,678	115,944	100,626
Loss from operations	(33,342)	(22,425)	(114,095)	(95,718)
Gain on investments, net	—	—	—	141
Interest income	40	51	255	519
Interest expense	(551)	(626)	(2,528)	(2,719)
Other income (expense), net	8	1	153	(4,024)
Consolidated loss before income taxes	(33,845)	(22,999)	(116,215)	(101,801)
Income tax benefit	—	—	—	26
Consolidated net loss	$(33,845)	$(22,999)	$(116,215)	$(101,775)

Consolidated net loss per common share, basic and diluted	$(0.10)	$(0.07)	$(0.34)	$(0.34)

Shares used in computing consolidated net loss per common share, basic and diluted	350,069	337,407	340,761	302,844

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2011	2010
	(unaudited)
Cash and investments.	$281,692	$211,111
Property and equipment, net	46,417	53,427
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	430,512	366,884
Deferred revenue	14,331	14,426
Current and long-term debt	24,894	28,483
Other long-term liabilities.	55,146	48,783
Accumulated deficit	(789,621)	(673,406)
Total stockholders' equity	297,568	247,024